UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Horizontal Ventures, Inc.
   630 Fifth Avenue, Suite 1501
   New York, NY U.S.A. 10111
2. Date of Event Requiring Statement (Month/Day/Year)
   10/8/98
3. IRS Identification Number of Reporting Person, if an entity (voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Saba Petroleum Company SAB
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director  (x) 10% Owner ( ) Officer (give title below)
   ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check applicable line)
   (x) Form Filed by One Reporting Person
   ( ) Form Filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock, $.001 par value              |80000                 |D               |                                               |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Beneficially Owned                                                                              |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship:        |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
Series A Convertible    |10/6/98  |12/31/00 |Common Stock, $.001 par|299,657  |$2.50     |D            |                           |
Preferred Stock (691    |         |         |value                  |         |          |             |                           |
shares)                 |         |         |                       |         |          |             |                           |
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Right to Acquire 6,309  |10/6/98  |12/6/98  |Common Stock, $.001 par|2,740,343|$2.50     |D            |                           |
shares of Series A      |         |         |value                  |         |          |             |                           |
Convertible Preferred   |         |         |                       |         |          |             |                           |
Stock [1]               |         |         |                       |         |          |             |                           |
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Option to Acquire Common|7/22/98  |6/30/99  |Common Stock, $.001 par|500,000  |$2.04     |D            |                           |
Stock [2]               |         |         |value                  |         |          |             |                           |
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Contract to Acquire     |10/8/98  |12/4/98  |Common Stock, $.001 par|2,500,000|$3.00     |D            |                           |
Common Stock from Saba  |         |         |value                  |         |          |             |                           |
Petroleum Company       |         |         |                       |         |          |             |                           |
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
Explanation of Responses:
1. Right to Buy 6,309 shares of Saba Series A Convertible Preferred Stock held by RGC International Investors LDC. This right expired on December 6, 1998.
2. Right to Buy 500,000 shares of Saba Common Stock held by International Publishing s.a.

/s/ Randeep S. Grewal, HORIZONTAL VENTURES, INC.
SIGNATURE OF REPORTING PERSON
/Signature/
Randeep S. Grewal, Chairman of the Board and Chief Executive Officer
DATE
1/20/99